Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion or incorporation by reference of our report, dated March 18, 2026, with respect to the consolidated balance sheets of Processa Pharmaceuticals, Inc. (the “Company”) as of December 31, 2025 and 2024 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, in (i) the Company’s Registration Statement on Form S-1 (No. 333-283986 and 333-287997), (ii) the Company’s Registration Statements on Form S-3 (No. 333-279588 and No. 333-254983), and (iii) the Company’s Registration Statement on Form S-8 (No. 333-290456).

/s/ Cherry Bekaert LLP

Tampa, Florida

March 18, 2026